PRESS RELEASE


     FOR IMMEDIATE RELEASE:             CONTACT:

     CompX International Inc.           Joseph S. Compofelice
     200 Old Mill Road                  Chief Executive Officer
     Mauldin, South Carolina  29664     Tel. 281.423.3303


                        COMPX ANNOUNCES TWO ACQUISITIONS

     MAULDIN, SOUTH CAROLINA ... November 19, 1998 ... CompX International Inc. (NYSE: CIX) announced it has signed a Letter of Intent to acquire Thomas Regout Holdings NV, a producer of precision ball bearing slides and has acquired Timberline Lock, Ltd., a supplier of mechanical locks to the office furniture industry.

     Thomas Regout, a privately held company headquartered in The Netherlands, is the largest European producer of precision slides for the office products industry and a significant producer in the United States. Thomas Regout precision slide products represent a complementary product offering to the Company's Waterloo slide product line. Thomas Regout has been in the precision ball bearing slide business since the 1950's and has built the number one position in Europe based on producing slide products generally recognized as the top of the line. Thomas Regout operates its principal plant in Maastricht, The Netherlands. In 1992 Thomas Regout opened a second plant in Grand Rapids, Michigan which in 1998 accounts for about 29% of the sales of the company. For its fiscal year ended June 30,1998, Thomas Regout had sales of approximately $59 million, EBITDA of approximately $8.9 million and net income of approximately $3.4 million.

     CompX will offer to acquire all of the outstanding stock from Thomas Regout's 65 shareholders for approximately $53 million (100 million Guilders) in cash. The Letter of Intent is subject to completion of due diligence, approval of the shareholders of Thomas Regout, customary regulatory approval and other conditions. The closing is expected to occur in January 1999.

     Timberline was acquired for approximately $7.9 million in cash on November 18, 1998. Timberline, based near Chicago, Illinois, supplies mechanical locks for wood furniture applications.

     Joseph S. Compofelice, Chairman and CEO of CompX, said, "These are significant acquisitions for us. The opportunity to significantly expand our participating markets by acquiring the largest office furniture slide producer in Europe will strengthen our position across the entire customer spectrum and will position us well to expand further into the non-office furniture slide applications. Timberline is the lock of choice in the wood furniture business and will be a complementary product offering to the Company's National Cabinet Lock and Fort Lock products. We expect these acquisitions to be substantially accretive to 1999 earnings per share."

     Mr. Compofelice further added, "The acquisition of Thomas Regout will give CompX a significant infrastructure to begin marketing our existing line of ergonomic products in Europe through the Thomas Regout sales force and under the established Thomas Regout brand name. Without the operating and distribution base of Thomas Regout, it would be difficult for us to enter the European market for ergonomic products."

     The transactions will be financed by $45 million in available cash and $18 million of debt, under the Company's existing $100 million long-term credit agreement. At current interest rates, the debt outstanding under the credit agreement will bear interest at 18 basis points over LIBOR, or approximately 5.6%. Upon completion of the acquisitions, the Company's debt to total book capitalization is expected to be a very conservative 10% to 15%.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecast or expected. The Company assumes no duty to publicly update such statements.

     NOTE: Joseph S. Compofelice, Chairman & CEO of CompX, will host a conference call to discuss this announcement at 9:00 AM Eastern Standard Time, on Friday, November 20, 1998. To access the call, please dial 800.553.0326 (domestic callers) and 612.332.0932 (international callers) and use access code 415897. A taped replay of the call will be available until 11:59 PM Eastern Standard Time on November 27, 1998, by dialing 800.475.6701 (domestic callers) and 320.365.3844 (international callers) using the above access code.


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